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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        CHIEF CONSOLIDATED MINING COMPANY

                                       AND

                           DIMELING, SCHREIBER & PARK
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                                TABLE OF CONTENTS

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SECTION                                                                                          PAGE(S)
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1.       DEFINITIONS.....................................................................................3


2.       TRANSACTIONS AND CLOSING........................................................................7

         2.1      SALE AND PURCHASE OF THE CONVERTIBLE COMMON STOCK......................................7
         2.2      DESCRIPTION OF TRANCHES................................................................7
         2.3      ASSIGNMENT OF RIGHT TO PURCHASE SHARES.................................................8
         2.4      REGISTRATION RIGHTS....................................................................8
         2.5      WARRANT................................................................................8
         2.6      CERTIFICATES...........................................................................9
         2.7      CONDITIONS OF CLOSING..................................................................9
                  (a)      Tranche A Closing Conditions..................................................9
                  (b)      Tranche B Closing Conditions.................................................10
         2.8      FAILURE TO MEET OR WAIVER OF CLOSING CONDITIONS.......................................11
                  (a)      Tranche B Closing Conditions.................................................11
                  (b)      Redemption of Tranche A Stock................................................11

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................12

         3.1      CAPITALIZATION........................................................................12
         3.2      CONSENTS, AUTHORIZATIONS AND BINDING EFFECT...........................................12
         3.3      ORGANIZATION AND STANDING.............................................................13
         3.4      EQUITY INVESTMENTS; SUBSIDIARIES......................................................13
         3.5      FINANCIAL STATEMENTS..................................................................13
         3.6      ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE..............................................14
         3.7      ASSETS................................................................................15
         3.8      PATENTS, TRADEMARKS AND COPYRIGHTS, ETC...............................................15
         3.9      LITIGATION............................................................................15
         3.10     TAXES.................................................................................16
         3.11     CONTRACTS AND COMMITMENTS.............................................................17
         3.12     COMPLIANCE WITH LAW; PERMITS AND AUTHORIZATIONS; ENVIRONMENTAL AND SAFETY MATTERS.....18
         3.13     USE OF PROCEEDS.......................................................................20
         3.14     NO CONSENT OR APPROVAL REQUIRED.......................................................20
         3.15     BROKERS...............................................................................20
         3.16     EMPLOYEE BENEFIT PLANS................................................................20
         3.17     DISCLOSURE............................................................................22
         3.18     BOOKS AND RECORDS.....................................................................23
         3.19     INVESTMENT COMPANY....................................................................23
         3.20     REGISTRATION RIGHTS...................................................................23
         3.21     INSURANCE.............................................................................23
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         3.22     EMPLOYEES.............................................................................23
         3.23     REAL ESTATE...........................................................................23

4.       COVENANTS OF THE COMPANY.......................................................................25

         4.1      SHAREHOLDER APPROVAL..................................................................25
         4.2      DIVIDENDS AND DIRECTORS...............................................................25
         4.3      CONDUCT OF THE BUSINESS...............................................................26
         4.4      FULL ACCESS...........................................................................26
         4.5      PREEMPTIVE RIGHTS.....................................................................26

5.       REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.................................................27

         5.1      ORGANIZATION, STANDING, ETC...........................................................27
         5.2      ACTS AND PROCEEDINGS; ENFORCEABILITY OF AGREEMENTS....................................27
         5.3      NO BROKERS OR FINDERS.................................................................27
         5.4      RESTRICTED SECURITIES.................................................................27
         5.5      INVESTMENT INTENT.....................................................................28
         5.6      SOPHISTICATED INVESTOR................................................................28

6.       INDEMNIFICATION................................................................................28

         6.1      INDEMNIFICATION.......................................................................28
         6.2      CERTAIN PROCEDURES....................................................................29
         6.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................................29
         6.4      LIMITATIONS TO ASSERTION OF INDEMNITY CLAIMS FOR BREACH OF REPRESENTATIONS AND
                  WARRANTIES............................................................................30

7.       MISCELLANEOUS..................................................................................30

         7.1      EXPENSES..............................................................................30
         7.2      PUBLIC ANNOUNCEMENTS..................................................................30
         7.3      DESCRIPTIVE HEADINGS..................................................................30
         7.4      NOTICES...............................................................................30
         7.5      COUNTERPARTS..........................................................................31
         7.6      GOVERNING LAW.........................................................................31
         7.7      WAIVERS AND AMENDMENTS................................................................32
         7.8      ENTIRE AGREEMENT......................................................................32
         7.9      SPECIFIC PERFORMANCE, REMEDIES........................................................32
         7.10     SEVERABILITY..........................................................................32
         7.11     INTERPRETATION........................................................................32
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of November 19, 1999 (this "AGREEMENT"), is by and between CHIEF CONSOLIDATED MINING COMPANY, an Arizona corporation, the common stock of which is publicly traded (the "Company"), and DIMELING, SCHREIBER & PARK, a Pennsylvania general partnership (the "INVESTOR").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of owning, developing and managing precious metal mining properties;

         WHEREAS, the Company desires to raise capital for use in the funding of operations of the Company's Trixie Property and the initial exploration and development of the Homansville Property, and the Investor desires to provide such funding subject to the conditions set forth herein;

         WHEREAS, the Company desires to offer and sell to the Investor up to a total of 8,500,000 shares ("SHARES") of the Company's Convertible Common Stock, par value $0.50 per share ("CONVERTIBLE COMMON STOCK"), and the Investor wishes to acquire all or part of such Shares in accordance with the terms and subject to the conditions set forth in this Agreement; provided, however, that the Investor's purchase of such Shares of the Convertible Common Stock shall be made in two (2) installments, with the first installment of 3,500,000 shares (the "TRANCHE A STOCK") being purchased for Seven Million Dollars ($7,000,000), and the second installment of 5,000,000 shares (the "TRANCHE B STOCK") being purchased for a total of Ten Million Dollars ($10,000,000);

         WHEREAS, the Tranche A Stock will be purchased and sold at the Tranche A Closing upon the satisfaction of the Tranche A Closing Conditions, and the Tranche B Stock will be purchased and sold at the Tranche B Closing upon the satisfaction of the Tranche B Closing Conditions;

         WHEREAS, the Company desires to issue and the Investor desires to accept the Warrant to purchase additional Convertible Common Stock upon the terms and conditions set forth herein; and

         WHEREAS, certain capitalized terms used herein have the meanings set forth in Section 1 hereof.

         NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Company and the Investor, intending to be legally bound, hereby agree as follows:


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DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

                  "AFFILIATE" of any particular Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with such other Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, and except as otherwise provided by the Securities act or other applicable law, in no event shall the Company or any of its Affiliates be deemed an Affiliate of the Investor or any of the Investor's Affiliates, nor shall the Investor or any of its Affiliates be deemed an Affiliate of the Company or any of its Affiliates.

                  "AMENDMENT" - as defined in Section 2.7

                  "ASSIGNEES" - as defined in Section 2.3.

                  "BENEFIT PLANS" - as defined in Section 3.16.

                  "BUSINESS DAY" - any day other than a Saturday, Sunday, public holiday under the laws of Arizona.

                  "CONVERTIBLE COMMON STOCK" - as defined in the Recitals.

                  "CLOSING" - as defined in Section 6.3.

                  "CLOSING DATE" - the date and time of which the Closing actually takes place.

                  "COMMON STOCK" - as defined in Section 3.1.

                  "COMPANY" - as defined in the Recitals of this Agreement.

                  "DEFINED BENEFIT PLAN - as defined in Section 3.16.

                  "DESIGNATIONS" - as defined in Section 2.7.

                  "ENVIRONMENTAL LIEN" - any lien, whether recorded or unrecorded, in favor of any governmental entity, relating to the liability of the Company arising under any Environmental Law.

                  "ENVIRONMENTAL LAW" - any legal requirement, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Hazardous Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges, migration, or releases of Hazardous Materials or (d) regulation of the manufacture,

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         formulation, packaging, labeling, distribution, generation, transportation, handling, treatment, storage or disposal. Without limitation, "Environmental Law" shall also include (a) any Governmental Authorization issued pursuant to any Environmental Law and the terms and conditions thereof and (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
         Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901 et seq., the Clean
         Water Act, 33 U.S.C. 1251 et seq., Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act, 15 U.S.C.
         Sections 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., Emergency
         Planning and Community Right-to-Know Act, 42 U.S.C. Sections
         11001 et seq., Safe Drinking Water Act, as amended, 42 U.S.C.
         Sections 300(f) et seq., and any similar or implementing state law, and all amendments, rules, regulations and guidance documents promulgated thereunder.

                  "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, as amended, and regulations and rules issued pursuant to that Act or any successor law.

                  "HAZARDOUS ACTIVITY" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Properties or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Properties, or that may affect the value of the Properties.

                  "HAZARDOUS MATERIALS" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, radon and urea-formaldehyde.

                  "HOMANSVILLE PROPERTY" - 2,800 acres in East Tintic Mining District of Utah: 2,500 of such acres are owned by Tintic Utah Metals LLC, in which the Company holds 75% limited liability company interest. 300 of such acres are owned by Central Standard Consolidated Mining Company, in which the Company owns 23% of the outstanding shares.

                  "INDEMNIFIED PERSONS"--as defined in Section 10.2.

                  "IRC"--the Internal Revenue Code of 1986 or any successor law, as amended, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

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                  "IRS"--the United States Internal Revenue Service or any
         successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE" - A Person shall be deemed to have "KNOWLEDGE" of a particular fact or other matter if such Person or, if such Person is not an individual, any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person or an employee with primary responsibility in connection with a particular subject matter (or in any similar capacity) (I) has, or at any time had, knowledge of such fact or other matter or (II) could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  "LATEST BALANCE SHEET" - The Balance Sheet set forth in the Company's Form 10-QSB as filed for the period ended September 30, 1999.

                  "LIENS" - mortgages, liens, security interests, pledges, charges or other encumbrances of any kind.

                  "MATERIAL ADVERSE EFFECT" - the occurrence or existence of a material adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of the Company taken as a whole.

                  "MULTI-EMPLOYER PLAN" - has the meaning given in Section 3.16.

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" - any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "OTHER AGREEMENTS" - has the meaning given in Section 3.2.

                  "PBGC" -the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PERMITTED LIENS" - tax materialmen's or like liens for obligations not yet due and payable or which are being contested by the Company in good faith.

                  "PLAN" - has the meaning given in ERISA Section 3(3).

                  "PLAN SPONSOR" - has the meaning given in ERISA Section 3(16)(B).

                  "PREFERRED STOCK" - as defined in Section 3.1.

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                  "PROPERTY" - the Trixie Mine Property and the Homansville
         Property and any other property in which the Company has an interest as disclosed in its SEC filings.

                  "PURCHASE PRICE" - $2.00 per share of Convertible Common
         Stock.

                  "REGISTRATION RIGHTS AGREEMENT" - as defined in Section 2.4.

                  "RELEASE" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

                  "REPRESENTATIVE" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SECURITIES ACT" - the Securities Act of 1933 or any successor law, as amended, and regulations and rules issued pursuant to that Act or any successor law.

                  "SECURITIES EXCHANGE ACT" - the Securities Exchange Act of 1934 or any successor law, as amended, and regulations and rules issued pursuant to that Act or any successor law.

                  "SEC" - Securities and Exchange Commission.

                  "TAX" or "TAXES" - federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                  "TAX RETURN" - returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements related to any Taxes.

                  "THREATENED" - a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  "TRANCHE A STOCK" - as defined in the Recitals.

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                  "TRANCHE B STOCK" - as defined in Recitals.

                  "TRANCHE A CLOSING CONDITIONS" - as defined in Section 2.7.

                  "TRANCHE B CLOSING CONDITIONS" - as defined in Section 2.7.

                  "TRANCHE A CLOSING " - as defined in Section 2.2.

                  "TRANCHE B CLOSING " - as defined in Section 2.2.

                  "TRANCHE A PURCHASE PRICE" - as defined in Section 2.2.

                  "TRANCHE B PURCHASE PRICE" - as defined in Section 2.2.

                  "TRIXIE PROPERTY" - the gold and silver mine located in the East Tintic Mining District of Utah. The Property is owned by Chief Gold Mines, Inc., a wholly owned subsidiary of the Company.

                  "WARRANT" - as defined in Section 2.5.

2.       TRANSACTIONS AND CLOSING.

2.1.     SALE AND PURCHASE OF THE CONVERTIBLE COMMON STOCK.

(a) Subject to the terms hereof and the satisfaction of the Tranche A Closing Conditions, the Company shall sell to the Investor, and the Investor shall purchase from the Company, at the Tranche A Closing, the Tranche A Stock.

(b) Subject to the terms hereof and the satisfaction of the Tranche B Closing Conditions, the Company shall sell to the Investor, and the Investor shall purchase from the Company, at the Tranche B Closing, the Tranche B Stock.

2.2.     DESCRIPTION OF TRANCHES.

         (a) Subject to satisfaction of the Tranche A Closing Conditions, the closing of the purchase and sale of the Tranche A Stock (the "TRANCHE A CLOSING") will take place at the offices of the Investor's counsel, Reed Smith Shaw & McClay LLP, 2500 One Liberty Place, Philadelphia, PA 19103 at 10:00 A.M. (local time), on December 30, 1999. At the Tranche A Closing, the Company will sell, issue and deliver to the Investor, and the Investor will purchase and accept from the Company, the Tranche A Stock at a purchase price of $2.00 per share for a total Purchase Price of Seven Million Dollars ($7,000,000) (the "TRANCHE A PURCHASE PRICE").

         (b) Subject to satisfaction of the Tranche B Closing Conditions, the closing of the purchase and sale of the Tranche B Stock (the "TRANCHE B CLOSING") will take place at the offices of the Investor's counsel, Reed Smith Shaw & McClay LLP, 2500 One Liberty Place, Philadelphia, PA 19103 at 10:00 A.M. (local time), on a

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                  date designated by the Investor as otherwise mutually agreed upon by the parties. At the Tranche B Closing, the Company will sell, issue and deliver to the Investor, and the Investor will purchase and accept from the Company, the Tranche B Stock at a purchase price of $2.00 per share for a total Purchase Price of Ten Million Dollars ($10,000,000) (the "TRANCHE B PURCHASE PRICE").

         All funds paid hereunder shall be paid by wire transfer of immediately available funds to a bank account to be specified by the Company.

2.3. ASSIGNMENT OF RIGHT TO PURCHASE SHARES. The Investor may assign its rights to purchase Shares hereunder, in whole or in part, to one or more other Persons designated by the Investor ("ASSIGNEES"); provided that if such Assignee is not an Affiliate of Investor or any partner of Investor or its Affiliates, no such assignment shall be made without the consent of the Company, which consent shall not be unreasonably withheld and which shall be deemed granted if the Company has not refused in writing to consent within fifteen (15) days of receipt of Investor's notice to Company of a proposed assignment; and provided further that (I) no such assignment shall affect the obligations of the Investor to the Company under this Agreement, and (II) each Assignee shall have executed and delivered to the Company a certificate making the representations and warranties made by the Investor in Sections 4.3 through 4.6 of this Agreement, and representations and warranties comparable to those set forth in Sections 4.1 and 4.2 of this Agreement (as appropriate for each Assignee's form of organization or individual status). In the event that the Investor makes any such assignment to an Assignee, all references contained herein to the "Investor" shall include such Assignees (subject to clause (i) of the foregoing proviso), the Investor shall be entitled to act on behalf of such Assignees for all purposes of this Agreement, and any notice given by the Company to the Investor shall be deemed given to such Assignees.

2.4. REGISTRATION RIGHTS. The Company shall grant to the Investor registration rights appurtenant to the Convertible Common Stock upon conversion thereof. Such rights shall be exercisable by the Investor three (3) times upon demand and an unlimited number of times as piggyback rights upon the public offering of other securities of the Company. Such rights are more fully described in and are subject to the provisions of the Registration Rights Agreement in the form of EXHIBIT A hereto ("REGISTRATION RIGHTS AGREEMENT").

2.5. WARRANT. Simultaneously with the Tranche A Closing and as additional consideration for the purchase of Shares hereunder, the Company shall issue to the Investor a warrant, in the form of EXHIBIT B hereto, to purchase that number of shares of Convertible Common Stock, which would cause, after taking into account the conversion of such purchased shares plus the conversion of the Convertible Common Stock held by the Investor immediately prior to the exercise of such Warrant, the Investor to hold 68% of the then issued and outstanding common stock of the Company ("WARRANT"). Such Warrant shall be exercisable after the Tranche B Closing at a price of $2.25 per share by the Investor upon the sale, merger,

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
         consolidation, or other business combination of the Company, or upon the effective date of a registration statement of the Company's Common Stock in a public offering under the Securities Act.

2.6. CERTIFICATES. At each of the Tranche A and Tranche B closings, the Company shall deliver one or more certificates evidencing the appropriate number of shares of Convertible Common Stock being purchased at such Closing and bearing the following legend:

                  The shares evidenced by this certificate are not registered under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder ("Securities Act"), and these shares may not be transferred, sold, assigned or otherwise conveyed unless they are registered under the Securities Act or, in the opinion of counsel for the Company, an exemption from such registration is available.

         Upon the request of the Investor and upon delivery to the Company of the legended certificates accompanied by an opinion of counsel to the Company that such legend is no longer required, the Company will issue to the Investor unlegended share certificates in exchange for those delivered by the Investor.

2.7.     CONDITIONS OF CLOSING.

(a) Tranche A Closing Conditions. The obligations of the Investor to consummate the Tranche A Closing shall be subject to the satisfaction (or waiver by the Investor) of each of the following conditions (the "TRANCHE A CLOSING CONDITIONS"):

                  (i) Articles of Amendment and Restatement of Articles of Incorporation. The Company shall have caused the amendment and restatement of its Articles of Incorporation, including, among other things, provision for the authorization and issuance of the Convertible Common Stock ("Designations") in the form set forth as EXHIBIT C hereto (the "AMENDMENT"), to have been duly authorized, adopted, executed, acknowledged by all necessary corporate action, including, without limitation, the requisite vote of its stockholders at a meeting duly called for such purpose, and such amendment shall have been filed with the Arizona Corporation Commission.

                  (ii) Registration Rights Agreement. The Company and the Investor shall have executed and delivered the Registration Rights Agreement.

                  (iii) Representations, Warranties and Covenants. All representations and warranties of the Company and the Investor contained in this Agreement, the Registration Rights Agreement, the Warrant and all other agreements between the Company and the Investor and any certificates, schedules and exhibits delivered in connection therewith shall be true in all material

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
                           respects as of the Tranche A Closing and the Company and the Investor shall have performed in all material respects each its covenants contained herein or therein to be performed prior to such date.

                  (iv) Opinion of Counsel. The Company shall have delivered to the Investor the opinions of Mariscal, Weeks, McIntyre & Friedlander, P.A., Arizona counsel to the Company, and Howard Weitz, P.C. to the Company, each dated as of the Tranche A Closing, in the form to be reasonably agreed upon by the parties.

                  (v) Secretary's Certificate. The Company shall have delivered to the Investor a certificate of the Secretary or an Assistant Secretary of the Company substantially in the form of EXHIBIT D.

                  (vi) No Legal Prohibitions. Neither the Company nor the Investor shall be subject, as of the Tranche A Closing, to any injunction or other legal prohibition against consummation of the transactions contemplated by this Agreement.

                  (vii) No Pending Litigation. There shall be no suit, action, proceeding or investigation pending by or before any court or governmental authority which either (1) seeks to prohibit or restrain, or seeks material damages or penalties in respect of, the transactions contemplated herein, or (2) is reasonably likely, if determined adversely to the Company or the Investor, to impose or result in liabilities, costs, damages or losses to the Company or the Investor of more than $25,000.

             (b) Tranche B Closing Conditions. The obligations of the Investor to consummate the Tranche B Closing shall be subject to the satisfaction (or waiver by the Investor) of each of the following conditions (the "TRANCHE B CLOSING CONDITIONS"):

                  (i) Satisfaction of Tranche A Closing Conditions. Each of Tranche A's Closing Conditions shall have been satisfied, and the Tranche A Closing shall have been consummated.

                  (ii) Determination Regarding Homansville Property. The Investor shall have determined, in its sole discretion, based upon documentation provided by the Company, that the Homansville Property is a commercially viable mining project.

                  (iii) Representations, Warranties and Covenants. All representations and warranties of the Company and the Investor contained in this Agreement, the Registration Rights Agreement, the Warrant and all other agreements between the Company and the Investor and any certificates, schedules and exhibits delivered in connection therewith shall be true in all material respects as of the Tranche B Closing (except for changes therein (x) in the

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                           ordinary course of business which do not have a
                           Material Adverse Effect or (y) as approved by the Investor and the Board of Directors of the Company after the date of the Tranche A Closing), and the Company and the Investor shall have performed in all material respects each of its covenants contained herein or therein to be performed prior to such date.

                  (iv) Closing Certificate. The Company shall have delivered to the Investor a certificate, executed by the President of the Company, certifying that all representations and warranties of the Company contained in this Agreement, the Registration Rights Agreement, the Warrants and all other agreements between the Company and the Investor and any certificates, schedules and exhibits delivered in connection are true in all material respects as of the Tranche B Closing (except for changes therein (x) permitted or contemplated by this Agreement, or (y) as approved by the Investor and the Board of Directors of the Company after the date of the Tranche B Closing) and that the Company has performed in all material respects each of its covenants contained herein or therein to be performed prior to such date.

                  (v) No Legal Prohibitions. Neither the Company nor the Investor shall be subject, as of the Tranche B Closing, to any injunction or other legal prohibition against consummation of the transactions contemplated by this Agreement.

                  (vi) No Pending Litigation. There shall be no suit, action, proceeding or investigation pending by or before any court or governmental authority which either (1) seeks to prohibit or restrain, or seeks material damages or penalties in respect of, the transactions contemplated herein, or (2) is reasonably likely, if determined adversely to the Company or the Investor, to impose or result in liabilities, costs, damages or losses to the Company or the Investor of more than $25,000.

      2.8.   FAILURE TO MEET OR WAIVER OF CLOSING CONDITIONS.

             (a) Tranche B Closing Conditions. If the closing conditions for the Tranche B Closing are not satisfied by the Company or the Investor prior to December 31, 2002, the Investor's right to purchase the Tranche B Stock shall terminate.

             (b) Redemption of Tranche A Stock. In the event the Tranche B Closing has not occurred on or before December 31, 2002 and the Investor's right to purchase the Tranche B Stock has terminated, the Investor shall have the right to sell all or part of the Tranche A Stock to the Company, and the Company shall be required to purchase such shares at a purchase price equal to $2.00 per share. Such Shares shall be purchased by the Company in an amount not to exceed (except at the option of the Company) the lesser of 50% of Excess Cash Flow or 20% of the originally issued Tranche A Stock per year commencing December 1, 2003 and continuing until all such Shares have been repurchased at the earliest possible date; provided, however, the Company shall not be obligated to purchase any Convertible Common Stock issued to the Investor in the form of distributions or dividends on the originally issued Tranche A Stock or any share of Common Stock into which the Tranche A Stock was converted. For purposes of this
                  Section 2.8, "Excess Cash Flow" of the Company means earnings before interest, taxes, depreciation, depletion, and amortization, less capital expenditures, less principal payments on outstanding indebtedness.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company hereby represents and warrants to the Investor as follows:

      3.1. CAPITALIZATION. The authorized capital stock of the Company as of the date hereof prior to the filing of the Amendment authorizing the creation of the Convertible Common Stock to be sold hereunder, consists of (a) 1,500,000 shares of preferred stock, par value $.50 per share (the "PREFERRED STOCK"), and
                  (b) 20,000,000 shares of common stock, par value $.50 per share (the "COMMON STOCK"). As of the date hereof (and prior to the consummation of the transactions contemplated hereby), there are 5,168 shares of Preferred Stock and 7,954,601 shares of Common Stock outstanding. All outstanding shares of Preferred Stock and Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and no liability attaches to the ownership thereof. As of the date hereof, 16,441 shares of the Company's Common Stock are held in Treasury. The Company has outstanding an offer to holders of all shares of the Preferred Stock to exchange their shares for Common Stock on a share for share basis. Other than as set forth on SCHEDULE 3.1 hereto and as otherwise provided herein, there are no subscription, warrant, option, convertible security or other rights (contingent or otherwise) to purchase or otherwise acquire any of the shares of the capital stock of the Company, and there are no commitments by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights. Except as set forth on
                  SCHEDULE 3.1 hereto and as otherwise provided herein, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in such Schedule or the Amendment, there are no voting trusts or agreements, preemptive rights or, to the knowledge of the Company, any proxies relating to any securities of the Company (whether or not the Company is a party thereto). All of the outstanding shares of the capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

      3.2. CONSENTS, AUTHORIZATIONS AND BINDING EFFECT. Except as required for the Amendment and as otherwise specifically set forth herein, no consent, approval, authorization or waiver of, and no notice to, any Person whatsoever is necessary or required for the Company's execution, delivery and performance of this Agreement, the Warrant, the Registration Rights Agreement, and any other instrument delivered in connection herewith or therewith ("OTHER AGREEMENTS"). This Agreement and Other Agreements have been or will be duly executed and delivered by the Company and, subject to the approval of its shareholders, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The execution, delivery and performance of this Agreement and Other Agreements will not (a) conflict with, result in the breach of or constitute a default under any agreement, restriction or other instrument to which the Company is a party or by which the Company may be bound or affected, or (b) constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator relating to the Company. The Shares and the Convertible Common Stock underlying the Warrant, upon approval by the Company's shareholders and the filing of the Amendment, will be duly authorized and, when issued in accordance with this Agreement or the Warrant, will be (1) validly issued, fully paid and nonassessable, and (2) free and clear of all liens, charges, restrictions, claims and encumbrances. Prior to the Tranche A Closing, the shares of Common Stock issuable upon conversion of the Convertible Common Stock will be duly and validly reserved for issuance upon conversion of the Convertible Common Stock purchased by the Investor, and the shares of Convertible Common Stock to be issued upon exercise of the Warrant will be duly and validly reserved for issuance upon exercise of the Warrant, and such shares, when so issued, will be duly authorized, validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances. The issuance, sale and delivery of the Shares and the Convertible Common Stock to be issued pursuant to the Warrant are not subject to any preemptive right, right of first refusal or other right in favor of any Person.

         3.3. ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified and in good standing as a foreign corporation in all states in which the nature of its business requires it to be so qualified, except where the failure to be so qualified would not result in a Material Adverse Effect. The Company has heretofore delivered to the Investor complete and correct copies of the Company's Articles of Incorporation, as amended, and the By-Laws, as amended and in effect on the date hereof.

         3.4.     EQUITY INVESTMENTS; SUBSIDIARIES. Except as set forth on
                  SCHEDULE 3.4, the Company does not own, directly or indirectly, any capital stock or other equity interest, in any corporation, association, trust, partnership, joint venture or other business entity. True, correct and complete copies of all documents reflecting investments or ownership by the Company in any subsidiaries have been made available to Investor for inspection at the Company's offices in New York, New York.

         3.5. FINANCIAL STATEMENTS. True and complete copies of (i) the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1998, (ii) Company's Proxy Statements dated November 16, 1998 and, (iii) Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, (items
                  (i) through (iii) collectively referred to herein as the "Exchange Act Filings") have been delivered to Investor. The Exchange

                  Act Filings, as of their respective filing dates, did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed to the Investor in writing, in materials filed by the Company pursuant to the Securities Act or the Securities Exchange Act, or set forth in press releases that have been made public by the Company (including, but not limited to, those from time to time posted at or available through Nasdaq's website at http://www.nasdaq.com), there has been no Material Adverse Effect since September 30, 1999. Except as set forth on SCHEDULE 3.5, since the date of the Latest Balance Sheet, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice. Without limitation of the foregoing and except as set forth on SCHEDULE 3.5 since the Latest Balance Sheet Date, the Company has not:

                  (a) voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a Lien or otherwise disposed of any assets or property rights except in the ordinary course of business consistent with past custom or practice;

                  (b) changed any accounting principles, methods or practices utilized by it or changed any of its depreciation rates or amortization policies or rates;

                  (c) made any capital expenditure in excess of $100,000 except in the ordinary course of business.

                  (d) made any loan or advance to any party other than a wholly-owned subsidiary other than loans in the aggregate amount of $482,500 to Tintic Utah Metals, LLC, in which the Company owns a 75% interest;

                  (e) issued, redeemed or purchased any stock, bond or corporate security or declared or made any payment or distribution on or with respect to its capital stock;

                  (f) incurred debt, liabilities, or obligations of any nature whether accrued, absolute, contingent, direct, indirect, perfected or otherwise and whether due or to become due except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practice;

                  (g) increased the compensation payable to any of its officers, employees or agents except in the ordinary course consistent with past practice; or

                  (h) entered into any other material transaction, or committed to any of the foregoing, not otherwise disclosed herein.

         3.6. ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts payable, accrued expenses and accounts receivable of the Company reflected on the Latest Balance Sheet, and all accounts payable, accrued expenses and accounts receivable of the Company arising since the date thereof, arose from bona fide transactions in the ordinary course of business and are, to the best knowledge of the Company, collectible in full, subject to the allowance for uncollectible accounts set forth on the Latest Balance Sheet.

         3.7. ASSETS Except as set forth in SCHEDULE 3.7 hereto, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its Properties, free and clear of all Liens, except for Permitted Liens, and except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet. The Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted, including, without limitation, the Trixie Property and the Homansville Property.

         3.8. PATENTS, TRADEMARKS AND COPYRIGHTS, ETC. Except as set forth on SCHEDULE 3.8 attached hereto, the Company owns, or is licensed or otherwise authorized to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes and other intellectual property used by the Company in the conduct of its business as presently and as proposed to be conducted. SCHEDULE 3.8 attached hereto contains a complete list of (a) all patents owned and all trademarks, trade names, service marks and copyrights owned or used by the Company, all applications therefor and all licenses and other agreements relating thereto, and (b) all agreements relating to technology, know-how, processes and other intellectual property which the Company is licensed or authorized to use by others. To the best knowledge of the Company, no claims have been asserted by any person (i) to the effect that any activities of the Company infringe on any patents or (ii) that oppose the use of any such trademarks, trade names, copyrights, technology, know-how, processes or other intellectual property or (iii) that challenge or question the validity or effectiveness of any such license or agreement. To the best knowledge of the Company, the Company's activities and the Company's use of such patents, trademarks, trade names, copyrights, technology, know-how, processes or other intellectual property do not infringe on the rights of any Person. All filings with governmental entities for the maintenance of and enforcement of the Company's patents, trademarks, trade names, service marks and copyrights have been made on a timely basis, except as set forth in Schedule 3.8.

         3.9. LITIGATION. Except as set forth on SCHEDULE 3.9 attached hereto, there is no action, suit, claim, proceeding or governmental investigation now pending or, to the Knowledge of the Company, Threatened against or affecting the Company, nor, to the Knowledge of the Company, does there exist any valid basis therefor. None of the matters disclosed on SCHEDULE 3.9 is expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 3.9, neither the Company nor its business is bound or materially affected by any judgment, order, writ, injunction or decree of any court or governmental authority. The Company is not in violation or default of any judgment, order, writ, injunction or decree of any court or governmental authority.

         3.10.    TAXES.

                  (a) Except as set forth on SCHEDULE 3.10, the Company has filed all Tax Returns which it is required to file under applicable laws and regulations; all such filed Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects, and all Taxes shown thereon as being due and owing have been paid; the Company has paid all Taxes due and owing by it for which no Tax Return is required, and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the accrual for Taxes on the Latest Balance Sheet is adequate to pay all outstanding Tax liabilities of the Company for all periods ending prior to and including such Latest Balance Sheet date and the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company and does not exceed the recorded liability therefor on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business; no foreign, Federal, state or local Tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company; and no information related to Tax matters has been requested by any foreign, Federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, Federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company's Tax liability.

                  (b)      The Company has not made an election under IRC
                           Section 341(f). The Company is not liable for any Taxes of another Person (i) under Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor,
                           (iii) by contract or indemnity or (iv) otherwise. The Company is not a party to any Tax sharing agreement. The Company has disclosed on its Federal income Tax Returns any position taken for which substantial authority (within the meaning of IRC Section 6662(d)(2)(B)(i)) did not exist at the time the return was filed. The Company has not made any payments, is not obligated to make payments, and is not party to any agreement that could obligate it to make any payments, that would not be deductible under IRC Section 280G.

                  (c) Except as set forth on SCHEDULE 3.10, the Company is not, and has never been, a member of any Affiliated Group as defined in IRC Section 1504 (or any similar group under state, local or foreign law) that has filed a consolidated return for Federal, state, local or foreign income Tax purposes.

3.11.    CONTRACTS AND COMMITMENTS.

         (a) Except as expressly contemplated by this Agreement or as set forth in SCHEDULE 3.11 hereto, the Company is not a party to or bound by any written or oral:

                  (i) management agreement or other contract relating to the Company's management or operation of any property, other than agreements involving the payment of less than $50,000 per year which are not otherwise material to the Company's business;

                  (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or Affiliates of the Company;

                  (iii) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                  (iv) contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding $50,000;

                  (v) agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company;

                  (vi) guarantee of any obligation, or power of attorney granted to any Person;

                  (vii) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000;

                  (viii) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                  (ix) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $50,000 during any 12-month period;

                  (x) assignment, license, indemnification or agreement with respect to any intangible property;

                  (xi) agreement under which it has granted any person any registration rights (including, without limitation, demand and piggyback registration rights);

                  (xii) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                  (xiii) any other agreement which is material to its operations and business as presently proposed to be conducted.

         (b)      All the contracts, agreements and instruments set forth in
                  SCHEDULE 3.11 hereto are valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law). The Company is not in default under any such contract, agreement or instrument, nor has the Company received any claim of default under any such contract, agreement or instrument, in each case which defaults could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such contract, agreement or instrument which defaults, breaches or events of noncompliance could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has no present expectation or intention of not fully performing in all material respects all such obligations, and the Company does not have knowledge of any breach or anticipated breach by the other parties to any such contract, agreement, instrument or commitment which breaches could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         (c) The Company has delivered to the Investor's counsel a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to in SCHEDULE 3.11 hereto, together with all amendments, waivers or other changes thereto.

3.12. COMPLIANCE WITH LAW; PERMITS AND AUTHORIZATIONS; ENVIRONMENTAL AND SAFETY MATTERS.

         (a) The Company has complied in all material respects with all applicable federal, state, local or foreign laws, regulations, ordinances and rulings (including common law), including, without limitation, all applicable requirements under the Securities Act and the Securities Exchange Act and Occupational Safety and Health Law. Set forth in SCHEDULE 3.12 attached hereto is a complete and accurate list of all material licenses, permits and authorizations issued by governmental authorities which are held, or applied for, by the Company or by any Person which it manages, including all governmental authorizations necessary to operate the properties which the Company currently operates. Such licenses, permits and authorizations are all the licenses, permits and authorizations required for the conduct of the Company's business as presently conducted and as proposed to be conducted, and such licenses, permits and authorizations are in full force and effect and no violations are or have been recorded in respect thereof, nor is there any proceeding pending or, to the best knowledge of the Company, threatened, to limit or revoke the same.

         (b)      Except as set forth in SCHEDULE 3.12 hereto:

                  (i) The Company has complied in all material respects with and is currently in compliance in all material respects with all Environmental Laws, and the Company has not received any oral or written notice, report, order, or information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) for any contribution toward the performance of corrective, investigatory or remedial obligations or any assessment of damages to or restoration of natural resources, arising under Environmental Law which relate to the Company, any of its properties or facilities, or any property to which any waste generated, or any substance used, by the Company or any predecessor to the Company has been transported for treatment, storage, or disposal.

                  (ii) Without limiting the generality of the foregoing, the Company has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to any Environmental Law for the occupancy of its Properties or facilities or the operation of its business. A list of the permits, licenses and other authorizations issued to the Company pursuant to Environmental Law (if any) is set forth on SCHEDULE
                           3.12 hereto.

                  (iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company for site investigation or cleanup, or notification to or consent of any governmental agencies or third parties under any Environmental Law (including, without limitation, any so-called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) The Company has not engaged in any Hazardous Activity or treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any Hazardous Materials or waste) or owned, occupied or operated any facility or property, so as to give rise to material liabilities of the Company for response costs, natural resource damages or attorneys fees pursuant to CERCLA or any other Environmental Law.

                  (v) To the Knowledge of the Company, none of the following exists at any property or facility owned, occupied or operated by the Company:

                           (1)      underground storage tanks or surface
                                    impoundments;

                           (2) any friable or damaged asbestos-containing materials; or

                           (3)      materials or equipment containing
                                    polychlorinated biphenyls.

                  (vi) The Company has not expressly assumed, undertaken or indemnified any Person for, or to its Knowledge by operation of law assumed or undertaken, any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

                  (vii) No Environmental Lien has attached to any property owned, leased or operated by the Company which could reasonably be expected to result in a Material Adverse Effect.

         3.13. USE OF PROCEEDS. The net proceeds received by the Company from the sale of the Convertible Common Stock shall be used by the Company to fund the operations of the Trixie Property, including the rehabilitation of the concentrating mill to process Trixie and Homansville ore, and to fund the initial exploration and development of the Homansville Property to the extent necessary in the opinion of Investor the Company's Board of Directors determine the viability of such property; provided, however, that to the extent the Company has expended general working capital for the purposes set forth in the preceding clause during the 24-month period immediately preceding the date of the Tranche A Closing, the Company may apply a portion of the proceeds equal to such expenditures to general working capital purposes; and provided further, that the Company shall place the proceeds in investments approved by Investor during any period between receipt and application to such uses.

         3.14. NO CONSENT OR APPROVAL REQUIRED. Neither (a) the registration of the Convertible Common Stock under the Securities Act (assuming the accuracy of the Investor's representations and warranties set forth in Section s 4.4 through 4.6), (b) the consent of any Person, nor (c) except for the filing of the Amendment and approvals required under state securities or blue sky laws, if any (all of which, if applicable, have been or will be obtained prior to the Tranche A Closing or Tranche B Closing as appropriate), the authorization, consent, approval or other order of any governmental agency or body, is required for the valid authorization, execution and delivery by the Company of this Agreement, or for the valid authorization, issuance, sale and delivery of the Convertible Common Stock to Investor.

         3.15. BROKERS. No person or firm has, or will have, any right, interest or valid claim against the Company or the Investor, for any commission, fee or other compensation as a finder or broker or in any similar capacity as a result of any act or omission by the Company or anyone acting on behalf of the Company in connection with any transaction contemplated by this Agreement other than Clarence Otto McGowan.

         3.16. EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 3.16 attached hereto, the Company does not maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. Except as set forth in SCHEDULE 3.16 attached hereto, all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of ERISA, in which the Company's employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "BENEFIT PLANS" and any such multiemployer plans being hereinafter referred to as the "MULTIEMPLOYER PLANS") comply with all applicable requirements of the Department of Labor and the IRS, and with all other applicable law, except where the violation of or non-compliance with such requirements or laws, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and the Company has not taken or failed to take any action with respect to the Benefit Plans or Multiemployer Plans which might create any liability on the part of the Company, except where any such action or failure to act, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied with the requirements of ERISA and all other applicable laws in respect of each such Plan, except where the violation of or non-compliance with such requirements or laws, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company has furnished to the Investor copies of all existing Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the IRS with respect to such Benefit Plans and Multiemployer Plans, if any. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

         (a) Each Benefit Plan intended to be qualified under IRC Section 401(a) has received a favorable determination letter from the IRS as to its qualification thereunder;

         (b) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "DEFINED BENEFIT PLANS") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of IRC Section 412(a)), whether or not waived;

         (c) No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

         (d) The Company has not withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan, or in any withdrawal or other liability of any nature to the Company under any Benefit Plan or any Multiemployer Plan;

         (e) No "prohibited transaction" (within the meaning of Section 406 of ERISA or IRC Section 4975(c)) has occurred with respect to any Benefit Plan or any Multiemployer Plan;

         (f) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company unilaterally to amend or terminate any Benefit Plan subject to the requirements of applicable law;

         (g) Except as set forth on SCHEDULE 3.16 attached hereto, there are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA), with respect to services rendered by the Company's employees prior to the date of the Tranche A Closing;

         (h) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or Multiemployer Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plan, or, to the knowledge of the Company, any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

         (i) All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have so been filed in a timely fashion;

         (j) The Company has not incurred any liability to the PBGC (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the PBGC (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by the Company; and

         (k) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees of the Company, except as specifically required under IRC Section 4980B. The Company has substantially complied with the notice and continuation requirements of IRC
                  Section 4980B and the regulations thereunder.

3.17. DISCLOSURE. Neither this Agreement nor any other document, certificate or written statement furnished to the Investor by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects or could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Investor by or on behalf of the Company pursuant hereto.

3.18. BOOKS AND RECORDS. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the financial statements. All of such books and records have been made available for inspection by the Investor and its representatives.

3.19. INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and will not, as a result of the transactions contemplated hereby, become an "investment company."

3.20. REGISTRATION RIGHTS. Except as set forth in the Registration Rights Agreement, the Company is not under any contractual obligation to register any of its currently outstanding securities or any of its securities that may hereafter be issued.

3.21. INSURANCE. SCHEDULE 3.21 contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Tranche A Closing. The Company is not in default in any material respect with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage. Except as set forth on SCHEDULE 3.21 hereto, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

3.22. EMPLOYEES. The Company has no knowledge that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company. The Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and the Company has no knowledge that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Company nor any of its employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or currently proposed business activities of the Company, except for any employment agreements and with the Company.

3.23. REAL ESTATE. SCHEDULE 3.23 lists and describes briefly all real property owned, leased or subleased to the Company and all other real property which is used in the business of the Company and not owned by the Company (the "REAL PROPERTY"). The Company has made available to the Investor or its representatives correct and complete copies of the deeds, leases and subleases relating to the property listed on SCHEDULE 3.23.

         (a) With respect to each of the Leases, and except as set forth on the attached SCHEDULE 3.23,

                  (i) each such Lease is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law), and each such Lease will continue to be valid, binding and enforceable (subject to the foregoing exceptions) and in full force and effect on identical terms immediately following the Tranche A Closing;

                  (ii) the Company is not in default under or in breach of such Leases, nor has the Company received any claim of default or breach under such Leases, in each case which defaults and breaches could, in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                  (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Lease which defaults, breaches or events of noncompliance could, in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                  (iv) the Company does not have a present expectation or intention of not fully performing in all material respects all of its obligations pursuant to the Leases, and the Company has no Knowledge of any breach or anticipated breach by the other parties to any such Lease which breaches could in the aggregate reasonably be expected to result in a Material Adverse Effect;

                  (v) there are no material disputes, oral agreements, or forbearance programs in effect as to such Lease;

                  (vi) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Investor; and

                  (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease.

         (b) The Company has good and marketable title to all the real property reflected as owned in the books and records of the Company. Except as set forth in SCHEDULE 3.23, all real property owned by the Company is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitation of any nature except, with respect to all such Property,

                  (i) Mortgages or security interests securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,

                  (ii)     Liens for current Taxes not yet due, and

                  (iii) Minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and zoning laws and other land use restrictions that do not impair the present or anticipated use of the Property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.       COVENANTS OF THE COMPANY

         4.1. SHAREHOLDER APPROVAL. The Company shall use its best efforts to obtain the requisite vote of shareholders for the approval of the Amendment.

         4.2. DIVIDENDS AND DIRECTORS. The Company hereby covenants to the Investor as follows:

                  (a) So long as any Convertible Common Stock is outstanding:

                           (i)      an 8% dividend is payable thereon;

                           (ii) until the earlier of the Tranche B Closing or December 31, 2002, the Company will not declare any dividends other than the 8% dividend on the Convertible Common Stock;

                           (iii) the Company shall issue no Convertible Common Stock other than pursuant to this Agreement, the Warrant and as dividends on the Convertible Common Stock issued pursuant to this Agreement and the Warrant without the consent of Investor;

                           (iv) the 8% dividend is payable to the Investor in Convertible Common Stock for the periods ending December 31, 2000 and 2001 as a simple dividend and for all periods after the earlier of December 31, 2002 or the Tranche B Closing as a cumulative dividend, provided, however, that such cumulative dividends shall accrue on a daily basis, based on actual days elapsed since payment of the most recent dividend and provided further that no dividends are payable if the Investor owns 68% or more of the equity of the Company.

                  (b) The Board of Directors shall consist of seven persons and the Investor shall have the right to appoint four directors; provided, however, that such right shall terminate upon redemption of all of the Tranche A Stock required to be redeemed under Section 2.8, if applicable, or when the Investor ceases to own more than 10% of the outstanding Common Stock on a fully diluted basis.

         4.3. CONDUCT OF THE BUSINESS. Between the date hereof and the Tranche A Closing the Company shall conduct its business only in the ordinary course of business consistent with past custom and practice, and shall incur no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice. The Company will use its best efforts to preserve its business and shall maintain insurance disclosed on Schedule 3.21 in full force and effect.

         4.4. FULL ACCESS. The Investor and its Representatives shall have full access during normal business hours to the books, records, assets and personnel of the Company to conduct such examination and investigation of the Company and its business as the Investor reasonably deems necessary. The Company will provide promptly to Investor copies of all documents provided to the Securities and Exchange Commission and its other shareholders.

         4.5. PREEMPTIVE RIGHTS. For so long as Investor or any of its Affiliates owns not less than 10% of the Common Stock of the Company, assuming conversion of the Convertible Common Stock, that it acquires pursuant to this Agreement, Investors and its Affiliates shall have the right to purchase any New Securities that the Company may hereafter from time to time propose to sell and issue (whether or not presently authorized) for cash, including, shares from the treasury of the Company, in the ratio that the number of Shares Investor or its Affiliates holds on a fully diluted basis at the time of issue bears to the total number of shares then outstanding on a fully diluted basis. The purchase price for such New Securities shall be the price at which such New Securities are proposed to be issued. The Company shall give Investor written notice of a proposed issuance of New Securities (a "Proposed Issuance") at least 30 days prior to the date of the Proposed Issuance. Such notice shall set forth the terms and conditions of the Proposed Issuance. The rights granted pursuant to this Section shall be deemed waived by Investor if it or its Affiliates do not exercise such right in whole or in part by written notice to the Company and pay for the New Securities as to which Investor or its Affiliates exercised such rights within 30 days of receipt of notice of the Proposed Issuance. "New Securities" shall mean any shares of common stock or other equity securities of the Company, whether now authorized or not, and any rights, options or warrants to purchase such shares or other equity securities of any type whatsoever that are or may become convertible into said shares of common stock or other equity securities; provided, however, that "New Securities" does not include (i) any securities to be issued in connection with an underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission, (ii) any securities to be issued in connection with a merger, an acquisition of stock or assets, consolidation or other type of business combination so long as such transaction is an arms-length transaction, (iii) any securities issuable upon conversion or exercise of convertible securities, options or warrants currently outstanding or issued in connection herewith or shall be issued in compliance with the terms of this Section 4.4, (iv) securities to be issued to employees pursuant to a plan approved by the Board of Directors, (v) securities issued in connection with any pro rata stock split or stock dividend of the Company, and (vi) any bona fide equity kicker which may be issued to any person principally providing debt financing to the Company in an arms-length transaction and any securities which may be issued upon exercise or conversion of the same.

5.       REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

         The Investor hereby represents and warrants to the Company as follows:

         5.1. ORGANIZATION, STANDING, ETC. The Investor will hold the Convertible Common Stock as the general partner of Dimeling, Schreiber & Park Reorganization Fund II, L.P. ("FUND"), a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Fund has all requisite partnership power and authority to own its properties and to carry on its business as now conducted.

         5.2. ACTS AND PROCEEDINGS; ENFORCEABILITY OF AGREEMENTS. The Investor has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. All action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the Investor, and the performance of all obligations of the Investor hereunder and thereunder, has been taken. This Agreement has been duly executed and delivered by authorized officers of the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law). When the Registration Rights Agreement shall have been executed and delivered by the Investor and the other parties thereto, the Registration Rights Agreement shall be duly authorized, executed and delivered by the Investor, and shall constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law).

         5.3. NO BROKERS OR FINDERS. No person, firm or entity has or will have, as a result of any act or omission of the Investor, any right, interest or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement other than Clarence Otto McGowan.

         5.4. RESTRICTED SECURITIES. The Investor understands that none of the Shares have been registered under the Securities Act, or registered or qualified under any state securities laws, and that the Investor may not transfer the Shares in a manner inconsistent with their status as restricted securities, subject to registration pursuant to the Registration Rights Agreement.

         5.5. INVESTMENT INTENT. The Shares are being purchased for the Fund's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Investor understands that the Shares have not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to
                  Section 4(2) thereof, that certificates representing the Shares shall bear a restrictive legend (which legend shall be removed by the Company at the request of the Investor when appropriate) and that the reliance of the Company and others upon this exemption is predicated in part upon this representation and warranty by the Investor. The Investor was not formed for the specific purpose of purchasing the Shares.

         5.6. SOPHISTICATED INVESTOR. The Investor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision. The Investor is capable of bearing the economic risk inherent in ownership of the Shares and retaining the Shares for an indefinite period. The Investor has been given the opportunity to ask questions of, and receive and evaluate answers and information from, the Company concerning the Company and the terms and conditions of its investment in the Shares, and has been provided with, or had access to, such documents and other information as it deems necessary or useful in its evaluation of the merits and risks of an investment in the Shares.

6.       INDEMNIFICATION.

         6.1.     INDEMNIFICATION.

                  (a) From and after the date hereof, but subject to the conditions and limitations hereinafter set forth, the Company shall indemnify and save harmless the Investor from and against any and all loss, cost, damage or expense (including court costs and reasonable attorneys' fees) whatsoever (i) asserted against or incurred by Investor resulting from or arising out of any breach of any representation, warranty, certification or covenant of the Company contained in this Agreement or made in any certificate or agreement of the Company delivered pursuant hereto, or (ii) incurred by the Company as a result of any of the Shares not having been issued in compliance with all applicable state and federal securities laws (so long as the Investor's representations and warranties contained in Section s
                           5.4 through 5.6 have not been breached).

                  (b) From and after the date hereof, but subject to the conditions and limitations hereinafter set forth, the Investor shall indemnify and save harmless the Company from and against any and all loss, cost, damage or expense (including court costs and reasonable attorneys' fees) whatsoever asserted against or incurred by the

                           Company resulting from or arising out of any breach of any representation, warranty, certification or covenant of the Investor contained in this Agreement or made in any certificate or agreement of the Investor delivered pursuant hereto.

                  (c) For purposes of this Section 6.1, any qualification of representation or warranty by reference to the materiality of matters stated therein and any limitation of such representations and warranties to the extent of the "Knowledge of" or as "known to" the maker thereof (or like qualifications) shall be disregarded in determining any breach thereof.

         6.2. CERTAIN PROCEDURES. In the event that the Investor or the Company (as applicable, the "CLAIMANT") desires to make a claim against the other party to this Agreement (the "INDEMNITOR") under this Section 6, the Claimant shall give prompt written notice to the Indemnitor of any actions, suits, proceedings, and demands at any time instituted or made against Claimant (or, with respect to clause (ii) of Section 6.1(a), against the Company), and of any loss, cost, damage or expenses incurred by Claimant (or the Company) and for which the Claimant claims a right to indemnification hereunder; provided, however, that the Claimant's failure to promptly give such notice shall not affect the obligations of an Indemnitor under this Section 6 except to the extent that any defense or counterclaim otherwise available to Indemnitor shall have been prejudiced or the Indemnitor's obligations shall otherwise have been increased as a consequence of such failure. The Claimant shall, at the time of giving such notice, if the Indemnitor shall agree in writing that it would have responsibility to indemnify under this Section 6, give the Indemnitor full authority to defend, adjust, compromise or settle the action, suit, proceeding or demand on which such notice is based, in the name of the Claimant or otherwise as the Indemnitor shall elect unless, (a) there is a conflict or potential conflict of interest between the Claimant and the Indemnitor in such action, suit or proceeding, as advised by Claimant's counsel, or (b) in the reasonable judgment of Claimant, an adverse determination of such action, suit or proceeding could be materially detrimental to the Claimant's reputation or future business prospects. In the event of any claims under Section 6 hereof for indemnification, the Claimant shall advise the Indemnitor in writing of the amount and circumstances surrounding said claim. Notwithstanding the foregoing, the Company shall promptly notify the Investor of any claim made against the Company alleging that any Shares were not issued in compliance with all applicable federal or state securities laws.

         6.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and covenants made by the parties in this Agreement or in any certificate delivered pursuant hereto shall survive the Tranche A Closing and/or the Tranche B Closing (each a "CLOSING" and, collectively, the "CLOSINGS") (i) with respect to those representations and warranties set forth in paragraphs 3.1, 3.3, 3.13 and 3.20, without limit as to time, (ii) with respect to the representations, warranties set forth in paragraphs 3.10 and 3.12(b), until the expiration of the applicable statute of limitations, (iii) with respect to all other representations and warranties for a period of three years after the applicable Closing, and (iv) with respect to the covenants set forth in Section 4 shall survive so long as any Convertible Common Stock or Warrants are outstanding. Any claim made on the basis of any alleged breach of such representations and warranties must be identified to the party against whom such claim is asserted before the expiration of the survival period (if any) applicable thereto, as set forth in the preceding sentence.

         6.4. LIMITATIONS TO ASSERTION OF INDEMNITY CLAIMS FOR BREACH OF REPRESENTATIONS AND WARRANTIES. Notwithstanding anything in paragraph 6.1 to the contrary, no Claimant shall be entitled to indemnification hereunder with respect to any claim pursuant to subparagraphs 6.1(a)(i) or 6.1(b) for breach of any representation or warranty made as of a Closing contained in this Agreement or in any certificate delivered at such Closing pursuant to this Agreement unless notice of such claim shall have been given pursuant to paragraph 6.2 before the expiration of the survival period applicable to such representation and warranty (if any) set forth in paragraph 6.3.

7.       MISCELLANEOUS.

         7.1. EXPENSES. Upon each of the Tranche A and Tranche B Closings, the Company shall pay the expenses incurred by it and the Investor, including, without limitation, the cost of Arizona counsel, any costs of filing under the Hart Scott Rodino Act, and any broker's fees, in connection with the negotiation, execution, delivery and performance of this Agreement and the other Agreements incurred, as to the Tranche A Closing, prior to and including the date thereof, and as to the Tranche B Closing, during the period between the Tranche A Closing through the date of the Tranche B Closing. If the Tranche A Closing does not occur, Investor will bear its own costs, and the Company will be responsible for its own costs including, without limitation, the costs of Arizona counsel and any Hart Scott Rodino Act fees; provided however, if the Tranche A Closing does not occur because the Company has breached its obligations hereunder, the Company will reimburse Investor for all fees, costs and expenses incurred by the Investor in connection with the negotiations, execution, delivery and performance of this Agreement and the Other Agreements.

         7.2. PUBLIC ANNOUNCEMENTS. Unless required by law, any public announcement or similar publicity with respect to this Agreement or the transaction contemplated herein will be issued, if at all, at such time and in such manner as the Company and Investor mutually shall determine.

         7.3. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         7.4. NOTICES. All notices and other communications hereunder or in connection herewith shall be deemed to have been duly given if they are in writing and: (a) sent by telecopy, with receipt confirmed, provided that a copy is mailed by certified mail, return receipt requested; (b) delivered personally or by a nationally recognized overnight courier service; or (c) sent by registered or certified mail, return receipt requested and first-class postage prepaid, to the following:

                  if to the Company:   Chief Consolidated Mining Company
                                       Executive Offices
                                       500 Fifth Avenue
                                       Suite 1021
                                       New York, NY 10010-1099
                                       Attention:   Leonard Weitz, President
                                       Facsimile:  (212) 354-4412

                  with a copy to:      Howard Weitz, P.C.
                                       51 East 42nd Street
                                       New York, New York 10017
                                       Attention: Howard Weitz, Esq.
                                       Facsimile:  (212) 661-4314

                  if to the Investor:  Dimeling, Schreiber & Park.
                                       1629 Locust Street
                                       Philadelphia, PA  191033
                                       Attention: Richard R. Schreiber
                                       Facsimile: (215) 546-9160

                  with a copy to:      Reed Smith Shaw & McClay LLP
                                       2500 One Liberty Plaza
                                       Philadelphia, PA   19103
                                       Attention: Lori L. Lasher, Esq.
                                       Facsimile: (215) 851-1420

                  Notices shall be deemed given: (a) when sent, if by telecopy;
                  (b) when received, if delivered personally or by overnight courier service; and (c) three (3) Business Days after deposit with the United States Postal Service, if sent by registered or certified mail as specified herein. Any party desiring to change the address or telecopy number to which notices are to be sent shall send such a notice to the other party in accordance with this Section.

         7.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         7.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard for principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the Courts of the Commonwealth of Pennsylvania and the County of Philadelphia and/or the United States District Court for the Eastern District of

                  Pennsylvania, and appellate courts from any thereof, in connection with any action, suit or other proceeding arising out of or relating to this Agreement and, with respect to any such action, suit or other proceeding, waives any objection which such party may have at any time to the laying of venue of any such action, suit or proceeding and any objection which such party may have that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and each such party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at its respective address set forth herein, or by such other means as may be appropriate pursuant to applicable law.

         7.7. WAIVERS AND AMENDMENTS. Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties, except that any waiver of any term or condition, or any amendment or supplementation of this Agreement, must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights thereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         7.8. ENTIRE AGREEMENT. This Agreement (including documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

         7.9. SPECIFIC PERFORMANCE, REMEDIES. The parties hereto agree that, in the event that any of the provisions of this Agreement required to be performed after the Closing or the termination of this Agreement, as the case may be, are not performed in accordance with their specific terms or are otherwise breached, the non-breaching party would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity, such party shall be entitled to specific performance and injunctive relief to prevent breaches of the provisions of this Agreement, and specifically to enforce such terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

         7.10. SEVERABILITY In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.

         7.11. INTERPRETATION. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits hereto.

              IN WITNESS WHEREOF, the Investor and the Company have executed and delivered this Agreement by the duly authorized officers all as of the date first written above.



                                          CHIEF CONSOLIDATED MINING COMPANY

                                          By:  /s/ Leonard Weitz
                                          Name:  Leonard Weitz
                                          Title:  President

                                          DIMELING, SCHREIBER & PARK


                                          By:  /s/ William R. Dimeling
                                          Name:  William R. Dimeling
                                          Title:  Partner

                                    EXHIBITS


A                        Registration Rights Agreement

B                        Form of Warrant

C                        Articles of Incorporation as Amended and Restated

D                        Forms of Opinion

E                        Secretary's Certificate

                                   SCHEDULES

3.1       Capitalization

3.4       Equity Investment; Subsidiaries

3.5       Financial Statements

3.7       Assets

3.8       Patents, Trademarks, Copyrights, etc.

3.9       Litigation

3.10      Taxes

3.11      Contracts and Commitments

3.12 Compliance with law. Permits and authorizations; Environmental and Safety Matters

3.16      Employee Benefit Plans

3.21      Insurance

3.23      Real Estate




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